Exhibit 99.1

FOR IMMEDIATE RELEASE

FORTEGRA FINANCIAL CORPORATION REPORTS SECOND QUARTER AND SIX MONTH 2011 RESULTS

Jacksonville, FL - August 11, 2011 - Fortegra Financial Corporation (the "Company") (NYSE: FRF) an insurance services company providing distribution and administration services and insurance-related products, today reported results for the second quarter and six months ended June 30, 2011:

•	Net revenues increased 12.6% to $27.3 million for the second quarter of 2011

•	Diluted earnings per share (EPS) on a GAAP basis were $0.07 for the second quarter of 2011 and $0.12 on a non-GAAP basis

•	Adjusted EBITDA for the second quarter of 2011 was $7.8 million

“We were pleased with our revenue growth in the quarter, as we posted double-digit growth in revenue led by our eReinsure and auto club acquisitions,” said Richard S. Kahlbaugh, Chairman and Chief Executive Officer of Fortegra. “At the same time, our expenses this quarter were higher than our initial expectations, and included significant operating costs during the quarter that we plan to reduce or eliminate in the second half of the year, as well as other non-recurring costs.  Expense management is a top priority at the Company and we are taking steps to improve our cost structure, which we expect to yield results in the coming quarters.”

Second Quarter Results
Gross revenues increased 9.0% to $53.9 million for the second quarter of 2011 compared to $49.4 million for the second quarter of 2010. Net revenues (revenues net of losses, loss adjustment, and commission expenses) increased 12.6% to $27.3 million for the second quarter of 2011, compared to $24.2 million for the prior-year period. Net income for the second quarter 2011 was $1.6 million, or $0.07 per diluted share, compared to $3.8 million, or $0.22 per diluted share, for the quarter ended June 30, 2010. Net income for the second quarter of 2011 included $0.6 million in acquisition-related costs, as well as $0.4 million in other one-time charges. Net income for the second quarter of 2010 included $0.3 million in one-time re-audit professional fees and $0.1 million of costs related to acquisitions. Excluding these items, net income for the second quarter of 2011 was $2.6 million, or $0.12 per diluted share, compared to $4.1 million, or $0.24 per diluted share, for the prior-year period.

Adjusted EBITDA for the second quarter of 2011 declined 18.2% to $7.8 million compared to $9.5 million for the second quarter of 2010.

Net earned premium revenues increased 3.3% to $27.5 million from $26.7 million in the prior-year period, primarily due to growth in direct and assumed earned premium from new customers distributing Fortegra's credit insurance and warranty products, partially offset by an increase in ceded earned premiums.

Brokerage commission and fee revenues increased 43.8% to $9.2 million compared to $6.4 million for the second quarter of 2010, primarily due to higher fee revenue from the acquisition of eReinsure, as well as growth in contingent commissions, net commissions and fees.

Ceding commission revenue earned under coinsurance agreements declined 2.3% to $6.2 million from $6.4 million for the prior-year period, due to lower net investment income from assets held in trust and lower service and administrative fees, and partially offset by favorable underwriting performance.

Net investment income was $0.9 million for the second quarter of 2011, a slight decline from $1.0 million in the prior-year period due to lower income earned on cash and fixed income securities.

Service and administrative fee revenues were $8.8 million for the second quarter of 2011, comparable with the prior-year period, as increased revenues from the Payment Protection segment as a result of the first quarter 2011 acquisition of Auto Knight were offset primarily by lower revenues from lower debt collection as well as a reduction in revenues at the Business Process Outsourcing (BPO) segment.

Six Month Results
For the six months ended June 30, 2011, gross revenues increased 8.3% to $108.5 million compared to $100.2 million for the prior-year period. Net revenues (revenues net of losses, loss adjustment, and commission expenses) increased 15.2% to $54.1 million for the six months ended June 30, 2011 compared to $46.9 million for the prior-year period. Net income was $5.2 million, or $0.24 per diluted share, for the six months ended June 30, 2011 compared to $7.2 million, or $0.43 per diluted share, for the six months ended June 30, 2010. Net income for the six months ended June 30, 2011 included a $0.6 million loss on the early retirement of debt, $0.8 million of transaction costs related to acquisitions and $0.3 million in other one-time charges. Net income for the six months ended June 30, 2010 included $0.3 million in one-time re-audit professional fees and $0.4 million of costs related to acquisitions. Excluding these items, net income for the six months ended June 30, 2011 was $6.9 million, or $0.32 per diluted share, compared to $7.9 million, or $0.47 per diluted share, for the six months ended June 30, 2010.

Adjusted EBITDA for the six months ended June 30, 2011 declined 8.1% to $16.8 million, compared to $18.3 million for the prior-year period.

Net earned premium revenues for the six months ended June 30, 2011 increased 1.5% to $56.0 million from $55.2 million for the prior-year period, primarily due to growth in direct and assumed earned premium from new customers distributing Fortegra's credit insurance and warranty products and partially offset by a corresponding increase in ceded earned premiums.

Brokerage commission and fee revenues for the six months ended June 30, 2011 increased 30.0% to $17.1 million, compared to $13.1 million for the prior-year period, due to higher fee revenue related to the acquisition of eReinsure, which was completed on March 3, 2011, as well as growth in contingent commissions, net commissions and fees.

Ceding commission revenue earned under coinsurance agreements for the six months ended June 30, 2011 increased 10.7% to $14.4 million from $13.0 million for the prior-year period, driven principally by increased service and administrative fees and favorable underwriting performance.

Net investment income was $1.8 million for the six months ended June 30, 2011, a slight decline from $1.9 million in the prior-year period.

Service and administrative fee revenues for the six months ended June 30, 2011 increased 6.5% to $17.9 million from $16.8 million for the prior-year period, primarily due to increased revenues from the Payment Protection segment as a result of the first quarter 2011 acquisition of Auto Knight and partially offset by lower revenues from lower debt collection as well as a reduction in revenues at the BPO segment.

Segment Results

Payment Protection
Revenues for the Payment Protection segment increased 12.6% to $13.8 million in the second quarter of 2011 compared to $12.2 million for the equivalent prior-year period. The increase was driven by the three car club acquisitions completed over the past year, which contributed $1.3 million in additional revenues, as well as realized gains on the sale of investments, partially offset by a decrease in net underwriting revenue. EBITDA for the Payment Protection segment decreased 13.8% to $5.2 million for the second quarter of 2011 compared to $6.0 million for the prior-year period. Excluding transaction costs and other one-time expenses, adjusted EBITDA for the Payment Protection segment increased 1.6% to $6.2 million for the second quarter of 2011 compared to $6.1 million for the prior-year period.

For the six months ended June 30, 2011, revenues for the Payment Protection segment increased 27.1% to $28.1 million compared to $22.1 million for the prior-year period. The increase was driven by the three car club acquisitions completed over the past year, which contributed $3.8 million in additional revenues, as well as increased ceding commission revenue and realized gains on the sale of investments. For the six months ended June 30, 2011, EBITDA for the Payment Protection segment increased 1.9% to $11.0 million compared to $10.8 million for the prior-year period. Excluding transaction costs and other one-time expenses, adjusted EBITDA for the Payment Protection segment increased 9.2% to $12.1 million for the six months ended June 30, 2011 compared to $11.2 million for the prior-year period.

BPO
Revenues for the BPO segment decreased 14.7% to $3.7 million for the second quarter of 2011 compared to $4.3 million for the second quarter of 2010, primarily due to regulatory changes that temporarily slowed production at one of the Company's customers. EBITDA for the BPO segment decreased 49.0% to $0.9 million for the second quarter of 2011 compared to $1.7 million for the prior-year period. EBITDA for the BPO segment in the second quarter of 2011 included $0.1 million in transaction costs and other one-time expenses.

For the six months ended June 30, 2011, revenues for the BPO segment decreased 18.4% to $7.3 million compared to $8.9 million for the prior-year period, primarily due to regulatory changes that temporarily slowed production at one of the Company's customers. For the six months ended June 30, 2011, EBITDA for the BPO segment decreased 48.1% to $1.8 million compared to $3.5 million for the prior-year period, primarily related to the decrease in revenue. EBITDA for the BPO segment for the six months ended June 30, 2011 included $0.1 million in transaction costs and other one-time expenses.

Brokerage
Revenues for the Brokerage segment increased 28.1% to $9.8 million for the second quarter of 2011 compared to $7.7 million in the second quarter of 2010, primarily due to $2.5 million in fees from the acquisition of eReinsure. EBITDA for the Brokerage segment increased 21.8% to $2.3 million for the second quarter of 2011 compared to $1.9 million for the prior-year period. EBITDA for the Brokerage segment in the second quarter of 2011 included $0.1 million in transaction costs and other one-time expenses.

For the six months ended June 30, 2011, revenues for the Brokerage segment increased 17.5% to $18.7 million compared to $15.9 million for the prior-year period, primarily due to $3.3 million in fees from the acquisition of eReinsure. For the six months ended June 30, 2011, EBITDA for the Brokerage segment increased 8.6% to $4.4 million compared to $4.0 million for the prior-year period. EBITDA for the Brokerage segment for the six months ended June 30, 2011 included $0.1 million in transaction costs and other one-time expenses.

Subsequent Event
The Company has entered into a non-binding Letter of Intent to acquire a managing general agent that sells health, accident, critical illness and life insurance policies in a direct response marketing environment.

Balance Sheet
Total invested assets and cash amounted to $122.1 million as of June 30, 2011 compared to $119.6 million as of March 31, 2011. Cash and cash equivalents decreased slightly by $0.4 million to $18.0 million from $18.4 million as of March 31, 2011. Unearned premiums were $203.5 million as of June 30, 2011 compared to $200.6 million as of March 31, 2011. Total debt outstanding as of June 30, 2011 increased to $69.2 million compared to $61.5 million as of March 31, 2011. Stockholder's equity increased slightly to $127.5 million as of June 30, 2011 compared to $126.9 million as of March 31, 2011.

Outlook
Based on the Company's performance for the first six months of 2011 and management's operating assumptions for the remainder of the year, Fortegra is adjusting its previously provided outlook for the fiscal year ending December 31, 2011 as follows:

•	Net revenues in the range of $110 to $115 million

•	Diluted earnings per share in the range of $0.71 to $0.80 based on a weighted fully diluted share count of 21.6 million shares

•	Adjusted EBITDA in the range of $41 to $44 million

Conference Call Information
Fortegra's executive management will host a conference call to discuss its second quarter 2011 results later today at 5:00 p.m. Eastern Time.  Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-9039, or for international callers, (201) 689-8470.  A simultaneous Webcast of the conference call audio will be available online at http://investors.fortegra.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software.  A replay of the call will be available shortly after the call until August 18, 2011, by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 375727. A replay of the call will also be available online at http://investors.fortegra.com.

About Fortegra
Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra's brands include Life of the South®, Consecta, Bliss & Glennon and eReinsure.

Use of Non-GAAP Financial Information
Fortegra presents certain additional financial measures related to its Business Segments that are "Non-GAAP measures" within the meaning of Regulation G under the Securities Act of 1934. Fortegra presents these Non-GAAP measures to provide investors with additional information to analyze Fortegra's performance from period to period. Management also uses these measures to assess performance for Fortegra's segments and to allocate resources in managing Fortegra's businesses.  However, investors should not consider these Non-GAAP measures as a substitute for the financial information that Fortegra reports in accordance with GAAP.  These Non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled Non-GAAP measures presented by other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under Item 1A. - "Risk Factors" in Fortegra's Annual Report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Further information concerning Fortegra and its business, including factors that potentially could materially affect Fortegra's financial results, is contained in Fortegra's filings with the SEC, which are available free of charges at the SEC's website at http://www.sec.gov and or from Fortegra's website in the "Investor Relations" section under "SEC Filings" at http://www.fortegra.com.

CONTACT:
Investor Relations:	Media Relations:
Evelyn Infurna or Kate Messmer Wendt	Brian Ruby
ICR Inc.	ICR Inc.
904-352-2759	203-682-8268
investor.relations@fortegra.com	brian.ruby@icrinc.com

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Revenues:
Service and administrative fees	$8,800	$8,843	$17,916	$16,817
Brokerage commissions and fees	9,208	6,404	17,075	13,134
Ceding commission	6,243	6,389	14,401	13,013
Net investment income	894	986	1,835	1,935
Net realized gains	1,132	47	1,227	49
Net earned premium	27,536	26,669	55,973	55,162
Other income	38	45	120	126
Total Revenues	53,851	49,383	108,547	100,236

Net losses and loss adjustment expenses	9,251	7,316	18,624	16,093
Commissions	17,323	17,850	35,840	37,199
Net Revenues	27,277	24,217	54,083	46,944

Expenses:
Personnel costs	11,428	9,332	22,420	18,413
Other operating expenses	9,216	5,891	16,160	11,027
Depreciation	814	284	1,397	558
Amortization of intangibles	1,378	779	2,430	1,559
Interest expense	1,925	1,985	3,956	3,876
Total Expenses	24,761	18,271	46,363	35,433

Income before income taxes and non-controlling interest	2,516	5,946	7,720	11,511
Income Taxes	936	2,220	2,711	4,296
Income before non-controlling interest	1,580	3,726	5,009	7,215
Less: net income (loss) attributable to non-controlling interest	2	(46)	(172)	(31)
Net income	$1,578	$3,772	$5,181	$7,246

Earnings per share:
Basic	$0.08	$0.24	$0.25	$0.46
Diluted	$0.07	$0.22	$0.24	$0.43
Weighted average common shares outstanding:
Basic	20,510,254	15,742,336	20,487,549	15,742,336
Diluted	21,592,418	17,040,432	21,625,817	17,040,432

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands Except Share Amounts)

	June 30, 2011	December 31, 2010
Assets:
Investments
Fixed maturity securities available-for-sale at fair value (amortized cost of $86,660 in 2011 and $82,124 in 2010)	$89,668	$85,786
Equity securities available-for-sale at fair value (cost of $1,806 in 2011 and $1,955 in 2010)	1,790	1,935
Short-term investments	1,070	1,170
Total investments	92,528	88,891
Cash and cash equivalents	17,980	43,389
Restricted cash	11,558	15,722
Accrued investment income	998	880
Notes receivable	1,401	1,485
Other receivables	26,885	25,473
Reinsurance receivables	170,639	169,382
Deferred acquisition costs	63,487	65,142
Property and equipment, net	15,752	11,996
Goodwill	109,488	73,639
Other intangibles, net	40,090	40,405
Other assets	7,057	5,505
Total assets	$557,863	$541,909

Liabilities:
Unpaid claims	$30,878	$32,693
Unearned premiums	203,538	210,430
Accrued expenses, accounts payable and other liabilities	40,514	41,844
Deferred revenue	26,351	25,611
Notes payable	69,200	36,713
Preferred trust securities	35,000	35,000
Redeemable preferred stock	350	11,040
Deferred income taxes	24,541	24,691
Total liabilities	430,372	418,022

Stockholders' Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 150,000,000 shares authorized; 20,510,254 and 20,256,735 shares issued in 2011 and 2010, respectively	205	203
Treasury stock (44,578 shares in 2011 and 2010, respectively)	(176)	(176)
Additional paid-in capital	95,525	95,556
Accumulated other comprehensive income, net of tax (expense) of $(491) and $(1,235), in 2011 and 2010, respectively	913	2,293
Retained earnings	30,489	25,308
Stockholders' equity before non-controlling interest	126,956	123,184
Non-controlling interest	535	703
Total stockholders' equity	127,491	123,887
Total liabilities and stockholders' equity	$557,863	$541,909

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME- Segments (Unaudited)
(All Amounts in Thousands)

(Unaudited)	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Segment Net Revenue
Payment Protection
Service and administrative fees	$4,481	$3,240	$9,009	$5,122
Ceding commission	6,243	6,389	14,401	13,013
Net investment income	894	986	1,835	1,935
Net realized gains	1,132	47	1,227	49
Other income	38	45	120	126
Net earned premium	27,536	26,669	55,973	55,162
Net losses and loss adjustment expenses	(9,251)	(7,316)	(18,624)	(16,093)
Commissions	(17,323)	(17,850)	(35,840)	(37,199)
Total Payment Protection	13,750	12,210	28,101	22,115
BPO	3,691	4,327	7,255	8,890
Brokerage
Brokerage commissions and fees	9,208	6,404	17,075	13,132
Service and administrative fees	628	1,276	1,652	2,807
Total Brokerage	9,836	7,680	18,727	15,939
Corporate	—	—	—	—
Total	27,277	24,217	54,083	46,944

Operating Expenses
Payment Protection	8,562	6,191	17,060	11,285
BPO	2,828	2,635	5,447	5,409
Brokerage	7,527	5,785	14,346	11,904
Corporate	1,727	612	1,727	842
Total	20,644	15,223	38,580	29,440

EBITDA
Payment Protection	5,188	6,019	11,041	10,830
BPO	863	1,692	1,808	3,481
Brokerage	2,309	1,895	4,381	4,035
Corporate	(1,727)	(612)	(1,727)	(842)
Total	6,633	8,994	15,503	17,504

Depreciation and Amortization
Payment Protection	1,324	585	2,277	1,055
BPO	277	80	517	254
Brokerage	591	398	1,033	808
Total	2,192	1,063	3,827	2,117

Interest
Payment Protection	1,043	1,704	2,569	3,365
BPO	99	92	162	198
Brokerage	783	189	1,225	313
Total	1,925	1,985	3,956	3,876

Income before income taxes and non-controlling interest
Payment Protection	2,821	3,730	6,195	6,410
BPO	487	1,520	1,129	3,029
Brokerage	935	1,308	2,123	2,914
Corporate	(1,727)	(612)	(1,727)	(842)
Total income before income taxes and non-controlling interest	2,516	5,946	7,720	11,511
Income Taxes	936	2,220	2,711	4,296
Less: net income (loss) attributable to non-controlling interest	2	(46)	(172)	(31)
Net income	$1,578	$3,772	$5,181	$7,246

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME- Segments (Unaudited)
(All Amounts in Thousands)

Reconciliation of Segment Net Revenue and EBITDA to Total Revenue and Net Income	For the Three Months Ended		For the Six Months Ended
(Unaudited)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Revenue
Payment Protection	$13,750	$12,210	$28,101	$22,115
BPO	3,691	4,327	7,255	8,890
Brokerage	9,836	7,680	18,727	15,939
Corporate	—	—	—	—
Segment revenue	27,277	24,217	54,083	46,944
Net losses and loss adjustment expenses	9,251	7,316	18,624	16,093
Commissions	17,323	17,850	35,840	37,199
Total revenue	53,851	49,383	108,547	100,236

Operating Expenses
Payment Protection	8,562	6,191	17,060	11,285
BPO	2,828	2,635	5,447	5,409
Brokerage	7,527	5,785	14,346	11,904
Corporate	1,727	612	1,727	842
Total Operating Expenses	20,644	15,223	38,580	29,440
Net losses and loss adjustment expenses	9,251	7,316	18,624	16,093
Commissions	17,323	17,850	35,840	37,199
Total expenses before depreciation, amortization and interest	47,218	40,389	93,044	82,732

EBITDA
Payment Protection	5,188	6,019	11,041	10,830
BPO	863	1,692	1,808	3,481
Brokerage	2,309	1,895	4,381	4,035
Corporate	(1,727)	(612)	(1,727)	(842)
Total	6,633	8,994	15,503	17,504

Depreciation and amortization
Payment Protection	1,324	585	2,277	1,055
BPO	277	80	517	254
Brokerage	591	398	1,033	808
Total	2,192	1,063	3,827	2,117

Interest
Payment Protection	1,043	1,704	2,569	3,365
BPO	99	92	162	198
Brokerage	783	189	1,225	313
Total	1,925	1,985	3,956	3,876

Income before income taxes and non-controlling interest
Payment Protection	2,821	3,730	6,195	6,410
BPO	487	1,520	1,129	3,029
Brokerage	935	1,308	2,123	2,914
Corporate	(1,727)	(612)	(1,727)	(842)
Total Income before income taxes and non-controlling interest	2,516	5,946	7,720	11,511
Income taxes	936	2,220	2,711	4,296
Less: net income (loss) attributable to non-controlling interest	2	(46)	(172)	(31)
Net income	$1,578	$3,772	$5,181	$7,246

We present EBITDA and Adjusted EBITDA in this Earning Release to provide investors with a supplemental measure of our operating performance and, in the case of Adjusted EBITDA, information utilized in the calculation of the financial covenants under our revolving credit facility and in the determination of compensation. EBITDA, as used in this Earnings Release is defined as net income before interest expense, income taxes, non-controlling interest and depreciation and amortization. Adjusted EBITDA differs from the term "EBITDA" as it is commonly used. Adjusted EBITDA, as used in this Earnings Release, means "Consolidated Adjusted EBITDA" as that term is defined under our revolving credit facility, which is generally consolidated net income before consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated tax expense, in each case as defined more fully in the agreement governing our revolving credit facility. The other items excluded in this calculation include, but are not limited to, specified acquisition costs and unusual or non-recurring charges. The calculation below does not give effect to certain additional adjustments that are permitted under our revolving credit facility which, if included, would increase the amount reflected in this table.

We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in industries similar to ours. Adjusted EBITDA is also used by management to measure operating performance and by investors to measure a company's ability to service its debt and other cash needs. Management believes the inclusion of the adjustments to EBITDA and Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States, or U.S. GAAP. Accordingly, they should not be used as an indicator of, or alternative to, net income as a measure of operating performance. Although we use EBITDA and Adjusted EBITDA as measures to assess the operating performance of our business, EBITDA and Adjusted EBITDA have significant limitations as analytical tools because they exclude certain material costs. For example, they do not include interest expense, which has been a necessary element of our costs. Since we use capital assets, depreciation expense is a necessary element of our costs and ability to generate service revenues. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. EBITDA and Adjusted EBITDA also do not include the payment of taxes, which is also a necessary element of our operations. Because EBITDA and Adjusted EBITDA do not account for these expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA and Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.

 The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods presented:

(Unaudited, all amounts in thousands)	For the Three Months Ended		For the Six Months Ended
(in thousands)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income	$1,578	$3,772	$5,181	$7,246
Depreciation	814	284	1,397	558
Amortization of intangibles	1,378	779	2,430	1,559
Interest expense	1,925	1,985	3,956	3,876
Income taxes	936	2,220	2,711	4,296
Net income (loss) attributable to non-controlling interest	2	(46)	(172)	(31)
EBITDA	6,633	8,994	15,503	17,504
Transaction costs (a)	612	87	793	374
Corporate governance study	248	—	248	—
Relocation expenses	207	—	207	—
Statutory audits	98	—	98	—
Re-audit expenses	—	450	—	450
Adjusted EBITDA	$7,798	$9,531	$16,849	$18,328

(a) Represents transaction costs associated with acquisitions.

FORTEGRA FINANCIAL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

(Unaudited)	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income	$1,578	$3,772	$5,181	$7,246
Non-GAAP Adjustments, net of tax
Transaction costs associated with acquisitions	612	87	793	374
Corporate governance study	156	—	156	—
Relocation expenses	130	—	130	—
Statutory audits	62	—	62	—
Re-audit expenses	—	282	—	282
Retirement of debt	14	—	560	—
Total Non-GAAP adjustments, net of tax	974	369	1,701	656

Net income - Non-GAAP basis	$2,552	$4,141	$6,882	$7,902

Earnings per share - basic	$0.08	$0.24	$0.25	$0.46
Non-GAAP adjustments, net of tax	0.05	0.02	0.08	0.04
Non-GAAP Earnings per common share - basic	$0.13	$0.26	$0.33	$0.50

Earnings per share - diluted	$0.07	$0.22	$0.24	$0.43
Non-GAAP adjustments, net of tax	0.05	0.02	0.08	0.04
Non-GAAP Earnings per common share - diluted	$0.12	$0.24	$0.32	$0.47

Weighted average common shares outstanding:
Basic	20,510,254	15,742,336	20,487,549	15,742,336
Diluted	21,592,418	17,040,432	21,625,817	17,040,432